UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 26, 2004

VALERO L.P.

(Exact name of registrant as specified in its charter)

Delaware	1-16417	74-2956831
(State or other jurisdiction	(Commission File Number)	(IRS Employer
of incorporation)		Identification No.)

One Valero Place
San Antonio, Texas	78212
(Address of principal executive offices)	(Zip Code)

        Registrant’s telephone number, including area code: (210) 370-2000

_________________

Item 7.		Financial Statements, Pro Forma Financial Information and Exhibits.

	(c)	Exhibits.

	99.1	Press Release dated January 26, 2004.

Item 12.                  Results of Operations and Financial Condition.

On January 26, 2004, Valero L.P. (the “Partnership”) issued a press release announcing financial results for the quarter and the year ended December 31, 2003. A copy of the press release is furnished with this report as Exhibit 99.1, and is incorporated herein by reference. The press release discloses certain financial measures (EBITDA and distributable cash flow) that are non-GAAP financial measures as defined under SEC rules. The press release furnishes a reconciliation of these non-GAAP financial measures to their nearest GAAP financial measures. Reasons for the Partnership’s use of these non-GAAP financial measures are disclosed in the Partnership’s annual report on Form 10-K for the year ended December 31, 2002, under the caption “Item 6. Selected Financial Data.”

The information in this report is being furnished, not filed, pursuant to Item 12 of Form 8-K. Accordingly, the information in Item 12 of this report will not be incorporated by reference into any registration statement filed by the Partnership under the Securities Act of 1933, as amended, unless specifically identified therein as being incorporated therein by reference.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VALERO L.P. By: Riverwalk Logistics, L.P. its general partner

By: Valero GP, LLC its general partner

Date: January 26, 2004	By: /s/Bradley C. Barron Name: Bradley C. Barron Title: Corporate Secretary

EXHIBIT INDEX

Number	Exhibit

99.1	Press Release dated January 26, 2004.

Exhibit 99.1

VALERO L.P. REPORTS FOURTH QUARTER AND FULL YEAR 2003 EARNINGS AND ANNOUNCES THE FOURTH QUARTER DISTRIBUTION

SAN ANTONIO, January 26, 2004 — Valero L.P. (NYSE: VLI) today announced net income applicable to limited partners of $18.3 million, or $0.79 per unit, for the fourth quarter of 2003, compared to $14.2 million, or $0.74 per unit, for the fourth quarter of 2002. For the full year 2003, net income applicable to limited partners was $65.6 million, or $3.02 per unit, compared to $52.3 million, or $2.72 per unit, for the full year 2002. Distributable cash flow before the general partner’s interest for the fourth quarter was $22.1 million, compared to $17.9 million for the fourth quarter of 2002. As of December 31, 2003, the partnership’s debt-to-capitalization ratio was 44.7 percent.

With respect to the quarterly distribution to unitholders for the fourth quarter of 2003, Valero L.P. today announced that it has declared a distribution of $0.75 per unit payable February 13, 2004 to holders of record as of February 6, 2004.

The increase in net income and operating income for the fourth quarter and full year 2003 as compared to the same periods in 2002 are primarily attributable to the acquisitions completed during 2003. These acquisitions include the South Texas pipeline system and crude oil storage tank assets acquired from Valero Energy in March 2003 and the Southlake refined products pipeline acquired from Valero Energy effective August 1, 2003.

“Our solid fourth quarter results closed out a year of record earnings and accomplishments for Valero L.P.,” said Curt Anastasio, Chief Executive Officer of Valero L.P. “We successfully completed over $400 million of acquisitions, which significantly increased the earnings base and cash flow of the partnership and enabled us to set earnings records in all of our key business lines this year. 2004 is setting up to be an even better year. We are nearing completion of the Dos Laredos pipeline and terminal system in South Texas, which will allow us to transport propane from South Texas to fast growing markets in Northern Mexico. With the earnings and cash flow from this project and our high coverage ratio, we are in a great position to further increase our cash distributions to unitholders in 2004. And with our strong balance sheet and ready access to the capital markets, we will continue to aggressively pursue external and internal growth opportunities,” said Anastasio.

-More-

A conference call with management is scheduled for 4:00 p.m. EST (3:00 p.m. CST) today, January 26, 2004, to discuss the financial and operational results for the fourth quarter and full year of 2003. Anyone interested in listening to the presentation can call 800/901-5213, ID 63201659, or visit the partnership’s web site at www.valerolp.com.

Valero L.P. owns and operates crude oil and refined product pipelines, refined product terminals and refinery feedstock storage assets primarily in Texas, New Mexico, Colorado, Oklahoma and California. The partnership transports refined products from Valero Energy’s refineries to established and growing markets in the Mid-Continent, Southwest and the Texas-Mexico border region of the United States. In addition, its pipelines, terminals and storage facilities primarily support eight of Valero Energy’s key refineries with crude oil and other feedstocks as well as provide access to domestic and foreign crude oil sources.

Cautionary Statement Regarding Forward-Looking Statements

This press release includes forward-looking statements within the meaning of the Securities Litigation Reform Act of 1995 regarding future events and the future financial performance of Valero L.P. All forward-looking statements are based on the partnership’s beliefs as well as assumptions made by and information currently available to the partnership. These statements reflect the partnership’s current views with respect to future events and are subject to various risks, uncertainties and assumptions. These risks, uncertainties and assumptions are discussed in Valero L.P.‘s 2002 annual report on Form 10-K and subsequent filings with the Securities and Exchange Commission.

For more information, visit Valero L.P.‘s web site at www.valerolp.com..

Valero L.P.
Consolidated Financial Information
December 31, 2003 and 2002
(unaudited, in thousands, except unit data, per unit data and barrel information)

	Three Months Ended December 31,		Year Ended December 31,
	2003	2002	2003	2002
Statement of Income Data (Note 1):
Revenues	$50,397	$30,243	$181,450	$18,458

Costs and expenses:
Operating expenses	17,168	8,713	64,609	37,838
General and administrative expenses (Note 2)	2,435	1,680	7,537	6,950
Depreciation and amortization	7,580	4,052	26,267	16,440

Total costs and expenses	27,183	14,445	98,413	61,228

Operating income	23,214	15,798	83,037	57,230
Equity income from Skelly-Belvieu
Pipeline Company (Note 3)	428	823	2,416	3,188
Interest expense, net (Note 4)	(4,243)	(1,790)	(15,860)	(4,880)

Income before income tax expense	19,399	14,831	69,593	55,538
Income tax expense (Note 5)	-	-	-	(395)

Net income	19,399	14,831	69,593	55,143
Net income applicable to general partner
including incentive distributions (Note 5)	(1,131)	(629)	(3,959)	(2,837)

Net income applicable to limited partners	$18,268	$14,202	$65,634	$52,306

Net income per unit applicable to limited
partners (Note 6)	$0.79	$0.74	$3.02	$2.72
Weighted average number of limited
partnership units outstanding (Note 7)	23,041,394	19,254,820	21,706,164	19,250,867
Earnings before interest, taxes and
depreciation and amortization (EBITDA, Note 8)	$31,222	$20,673	$111,720	$76,858
Distributable cash flow (Note 8)	22,081	17,876	85,894	8,437

Operating Data (barrels/day):
Crude oil pipeline throughput	353,148	349,521	355,008	348,023
Refined product pipeline throughput	440,215	304,076	392,145	95,456
Refined product terminal throughput	253,619	169,278	225,426	75,559
Crude oil tank throughput	476,168	-	366,986	-

	December 31,		September 30,
	2003	2002	2003
Balance Sheet Data:
Long-term debt, including current portion (Note 4)	$354,192	$109,658	$358,095
Partners' equity (Note 7)	438,163	293,895	437,168
Debt-to-capitalization ratio	44.7%	27.2%	45.0%

See accompanying notes on the following page.

Valero L.P.
Consolidated Financial Information - Continued
December 31, 2003 and 2002

Notes:

1.

Effective September 4, 2003, Valero L.P. acquired a refined product terminal in Paulsboro, New Jersey from ExxonMobil for $14,000,000. Effective August 1, 2003, Valero L.P. acquired from Valero Energy Corporation (Valero Energy) the Southlake refined product pipeline, which transports refined products from Valero Energy’s McKee refinery to the Dallas-Fort Worth area, for $30,000,000. Effective March 18, 2003, Valero L.P. and Valero Energy entered into (i) a contribution agreement whereby Valero Energy contributed to Valero Logistics Operations, L.P. (Valero Logistics) certain crude oil and other feedstock storage tank assets in exchange for an aggregate amount of $200,000,000 in cash, and (ii) a contribution agreement whereby Valero Energy contributed to Valero Logistics certain refined product pipelines and refined product terminals (referred to as the South Texas Pipelines and Terminals) in exchange for an aggregate amount of $150,000,000 in cash. Effective January 7, 2003, Valero L.P. acquired an asphalt terminal in Pittsburg, California from Telfer Oil Company for $15,100,000. The statements of income for the three months and year ended December 31, 2003, include $9,066,000 and $28,854,000, respectively of operating income related to the acquisitions completed during 2003. Partially offsetting the increase in operating income resulting from the acquisitions is an increase in net interest expense due to additional borrowings to partially fund the 2003 acquisitions.

2.

General and administrative expenses increased for the three months and year ended December 31, 2003 as compared to the three months and year ended December 31, 2002 due primarily to higher incentive compensation expense and higher unitholder reporting costs due to the overall increase in the number of unitholders.

3.

Equity income from Skelly-Belvieu decreased during 2003 due to a 11% decline in throughput volumes transported in the Skellytown to Mont Belvieu refined product pipeline as a result of the decline in demand for LPG’s along the Texas Gulf Coast.

4.

Interest expense increased for the three months and year ended December 31, 2003 as compared to the three months and year ended December 31, 2002 primarily due to interest expense related to $250,000,000 of 6.05% senior notes issued on March 18, 2003 and $100,000,000 of 6.875% senior notes issued on July 10, 2002. The proceeds from the 6.875% senior note offering were used to repay borrowings under the variable-rate revolving credit facility. The proceeds from the 6.05% senior notes and $25,000,000 of borrowings under the revolving credit facility were used to fund a portion of the acquisitions discussed in Note 1 and the redemption of common units discussed in Note 7. During the first four months of 2003, Valero Logistics entered into various interest rate swaps, which effectively convert $167,500,000 of fixed rate debt to variable rate debt.

5.

Net income for the year ended December 31, 2002 includes $650,000 (net of income tax expense of $395,000) related to the Wichita Falls Business for the month ended January 31, 2002. Such net income was allocated entirely to the general partner.

6.

Net income is allocated between limited partners and the general partner’s interests. Then such apportioned net income applicable to the limited partners is divided by the weighted average number of limited partnership units outstanding for such class. Net income per unit applicable to limited partners for each of the quarters of 2003 was impacted by the common unit offerings completed in 2003 discussed in Note 7. As a result, the net income per unit applicable to limited partners for the year does not equal the sum of the four quarterly per unit amounts.

7.

On August 11, 2003, Valero L.P. closed on a public offering of 1,236,250 common units for total proceeds of $48,239,000, net of underwriter’s discount. On March 18, 2003, Valero L.P. redeemed from Valero Energy 3,809,750 common units for $134,065,000 in cash, using a portion of the proceeds from the $250,000,000 senior notes discussed in Note 4. Also on March 18, 2003, Valero L.P. closed on a public offering of 5,750,000 common units for total proceeds of $202,342,000, net of underwriters’ discount. On April 16, 2003, Valero L.P. closed on the exercise of a portion of the over-allotment option related to the March 2003 public offering by selling 581,000 common units for total proceeds of $20,445,000, net of underwriters’ discount. Primarily as a result of these common unit transactions, Valero Energy’s aggregate ownership interest in Valero L.P. has been reduced to 45.7%, including Riverwalk Logistics, L.P.‘s 2% general partner interest.

Valero L.P.
Consolidated Financial Information - Continued
December 31, 2003 and 2002

8.	The following is a reconciliation of income before income tax expense to EBITDA and distributable cash flow (in thousands):

	Three Months Ended December 31,		Year Ended December 31,
	2003	2002	2003	2002
Income before income tax expense	$19,399	$14,831	$69,593	$55,538
Plus interest expense, net	4,243	1,790	15,860	4,880
Plus depreciation and amortization	7,580	4,052	26,267	16,440

EBITDA	31,222	20,673	111,720	76,858
Less equity income from Skelly-Belvieu
Pipeline Company	(428)	(823)	(2,416)	(3,188)
Less interest expense, net	(4,243)	(1,790)	(15,860)	(4,880)
Less reliability capital expenditures	(5,051)	(1,109)	(10,353)	(3,943)
Plus distributions from Skelly-Belvieu
Pipeline Company	581	925	2,803	3,590

Distributable cash flow	$22,081	$17,876	$85,894	$68,437